Exhibit 5

               [Letterhead of Doskocil Companies Incorporated]

          June 13, 1994

          Board of Directors
          Doskocil Companies Incorporated
          2601 Northwest Expressway
          Suite 1000W
          Oklahoma City, OK 73112

                         Re:  Registration on Form S-3

          Dear Ladies and Gentlemen:

                    I am Secretary and Corporate Counsel of
          Doskocil Companies Incorporated, a Delaware corporation (the "Company"), and have acted as such in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 5,555,556 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), and 5,555,556 rights to purchase Shares (the "Rights") to be evidenced by rights certificates in the form of Exhibit 4.2 to the Registration Statement (the "Rights Certificates").

                    This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

                    In connection with this opinion, I have
          examined and am familiar with the Registration Statement on Form S-3 relating to the Rights and the Shares filed with the Securities and Exchange Commission (the "Commission") on June 14, 1994 (the "Registration Statement"); the Amended and Restated Certificate of Incorporation of the Company; the Amended and Restated By-laws of the Company; the form of Rights Certificate filed as Exhibit 4.2 to the Registration Statement; resolutions of the Board of Directors of the Company relating to, among other things, the distribution of the Rights and the issuance of Shares upon exercise of the Rights; a specimen certificate evidencing the Common Stock; and such other agreements, certificates of public officials and officers of the Company, records, documents, and matters of law that I deemed necessary or appropriate as a basis for the opinions set forth herein.

                    In my examination I have assumed the
          genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

                    I am admitted to the bar of the State of Oklahoma and I express no opinion as to the laws of any other jurisdiction except for the General Corporation Law of the State of Delaware.

                    Based upon and subject to the foregoing and assuming the due authorization of the final terms of the Rights by the Pricing Committee of the Board of Directors, I am of the opinion that:

                    1.   The Rights have been duly authorized by
                         requisite corporate action by the Company and, when the Rights Certificates have been executed and delivered by the Company, the Rights will entitle the holders thereof to the rights specified in the Rights Certificates.

                    2. The Shares to be issued upon the exercise of the Rights have been duly authorized and, when paid for in accordance with the terms of the Rights, will be validly issued, fully paid and nonassessable.


                    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement under the caption "Legal Opinions". In giving such consent, I do not hereby admit that I come into the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

          Sincerely,

          /s/ Darian B. Andersen
          Darian B. Andersen
          Corporate Counsel and
          Secretary